Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, GA 30308-2216 404.885.3000 telephone troutmansanders.com

September 21, 2011

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

Re:	ARRIS Group, Inc. 2011 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to ARRIS Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 17,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable directly or upon the exercise of equity awards by participants in the Company’s 2011 Stock Incentive Plan (the “Plan”), as contemplated pursuant to and subject to the terms and conditions set forth in the Plan.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in the manner contemplated by the Plan (including the maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.

The opinion set forth herein is limited to the Delaware General Corporation Law and the related provisions of the Delaware Constitution. We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we

ATLANTA            CHICAGO             HONG KONG            LONDON            NEW YORK            NEWARK            NORFOLK            ORANGE COUNTY            PORTLAND

RALEIGH            RICHMOND             SAN DIEGO            SHANGHAI            TYSONS CORNER            VIRGINIA BEACH            WASHINGTON, DC

September 21, 2011

ARRIS Group, Inc

come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and may not be relied upon, furnished or quoted by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP